EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Subsidiary	Jurisdiction of Incorporation	Name Under Which Business is Done
Horizon Bank, National Association	United States	Horizon Bank

Horizon Trust & Investment Management, National Association (a subsidiary of Horizon Bank)	United States	Horizon Trust & Investment Management

Horizon Insurance Services, Inc. (a subsidiary of Horizon Bank)	Indiana	Horizon Insurance Services

HBC Insurance Group, Inc.	Arizona	HBC Insurance Company

Horizon Investments, Inc.	Nevada	Horizon Investments, Inc.

Horizon Statutory Trust 1	Connecticut